Exhibit 10.2

HELEN OF TROY LIMITED

2008 STOCK INCENTIVE PLAN

FORM OF INCENTIVE STOCK OPTION AGREEMENT

FOR GOOD AND VALUABLE CONSIDERATION, receipt of which is hereby acknowledged, Helen of Troy Limited (the “Company”), a Bermuda company, hereby grants to [                       ], an employee (the “Option Holder”), the option to purchase common shares, par value $0.10 per share of the Company (“Shares”), upon the terms set forth in this incentive stock option agreement (this “Agreement”):

WHEREAS, the Option Holder has been granted the following award in connection with his or her retention to provide Services (as defined in the Plan) to the Company, and the following terms reflect the Company’s 2008 Stock Incentive Plan (as amended from time to time, the “Plan”);

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties hereto agree as follows.

1.     Defined Terms; Plan.  Terms used but not defined herein shall have the same meaning ascribed to such terms in the Plan.  This Agreement and the grant herein are subject to the terms and conditions herein and the terms and conditions of the applicable provisions of the Plan, the terms of which are incorporated herein by reference.

2.     Grant.  The Option Holder is hereby granted an option (the “Option”) to purchase                     Shares (the “Option Shares”) pursuant to the Plan.  The Option is granted as of              ,            (the “Date of Grant”).  This Option is intended to qualify as an “incentive stock option” as defined in Section 422(b) of the Code to the extent that the aggregate Fair Market Value (determined as of the Date of Grant) of Option Shares that are exercisable for the first time by the Option Holder during any calendar year does not exceed $100,000.  The remaining Option Shares covered by this Option, if any, shall be deemed to be non-qualified options.

3.     Status of Option Shares.  The Option Shares shall upon issue rank equally in all respects with the other Shares.

4.     Option Price.  The purchase price for the Option Shares shall be, except as herein provided, $           per Option Share, hereinafter sometimes referred to as the “Option Price,” payable immediately in full upon the exercise of the Option. In no event shall the Option Price be less than 100% of the Fair Market Value of the Option Shares subject to this Option on the Date of Grant (or 110% where the Option Holder owns more than 10% of the total combined voting power of all classes of stock of the Company or any subsidiary on the Date of Grant).

5.     Term of Option.  Subject to the terms and conditions of this Agreement and the Plan, the Option may be exercised only in accordance with Section 6 below and shall remain exercisable until the          anniversary of the Date of Grant (or in the case that the Option Holder owns more than 10% of the combined voting power of the Company or any subsidiary on the Date of Grant, then the Option shall remain exercisable until the day preceding the fifth anniversary of Date of Grant).  Thereafter, the Option Holder shall cease to have any rights in respect thereof.

6.     Exercisability.  Subject to the Option Holder’s continued Service (as defined in the Plan) with the Company and the terms and conditions of this Agreement and the Plan, the Option will vest and become exercisable with respect to [        ],[        ],[        ] and [        ]% of the Option Shares on the

[        ],[        ],[        ], [        ] and [        ] anniversaries of the Date of Grant, respectively, so that the Option will be 100% vested and exercisable after the [        ] anniversary of the Date of Grant, as set forth in the following schedule:

Timeframe from Date of Grant (Vesting Date)	Vesting		Cumulative Vesting
[ ] (1 year from Date of Grant)	[	]%	[	]%
[ ] (2 years)	[	]%	[	]%
[ ] (3 years)	[	]%	[	]%
[ ](4 years)	[	]%	[	]%
[ ](5 years)	[	]%	[	]%

7.     Exercise of Option.  The Option may be exercised for all, or from time to time any part, of the Option Shares for which it is then exercisable.  The exercise date shall be the date the Company receives a written notice of exercise signed by the Option Holder, specifying the whole number of Option Shares in respect of which the Option is being exercised, accompanied by (a) full payment for the Option Shares with respect to which the Option is exercised, in a manner acceptable to the Company (which, at the discretion of the Company, may include a broker assisted exercise arrangement), of the Option Price for the Option Shares for which the Option is being exercised, (b) payment by the Option Holder of all payroll, withholding or income taxes incurred in connection with the Option exercise (or arrangements for the collection or payment of such tax satisfactory to the Committee are made).  The purchase price for the Shares as to which the Option is exercised shall be paid to the Company in full at the time of exercise at the election of the Option Holder (i) in cash, (ii) in Shares having a Fair Market Value equal to the aggregate Option Price for the Shares being purchased and satisfying such other requirements as may be imposed by the Committee; provided, that, such Shares have been held by the Option Holder for no less than six months, (iii) partly in cash and partly in such Shares, (iv) through the delivery of irrevocable instructions to a broker to deliver promptly to the Company an amount equal to the aggregate Option Price for the Shares being purchased, or (v) through having Shares withheld by the Company from any Shares that would have otherwise been received by Option Holder.  Anything to the contrary herein notwithstanding, the Company shall not be obligated to issue any Option Shares hereunder if the issuance of the Option Shares would violate the provision of any applicable law, in which event the Company shall, as soon as practicable, take whatever action it reasonably can so that the Option Shares may be issued without resulting in such violations of law.

8.     Exercisability Upon Termination of Service by Death or Disability.  Upon a Termination of Service by reason of death or Disability, the Option may be exercised within one year following the date of death or Termination of Service due to Disability (subject to any earlier termination of the Option as provided in Section 5 herein), by the Option Holder in the case of Disability, or in the case of death, by the Option Holder’s estate or by a person who acquired the right to exercise the Option by bequest or inheritance, but in any case only to the extent the Option Holder was entitled to exercise the Option on the date of his or her Termination of Service by death or Disability.  To the extent that the Option Holder was not entitled to exercise the Option at the date of his or her Termination of Service by death or Disability, or if he or she does not exercise the Option (which he or she was entitled to exercise) within the time specified herein, the Option shall terminate.  Notwithstanding anything to the contrary herein, the Committee may at any time and from time to time prior to the termination of the Option, with the consent of the Option Holder, extend the period of time during which the Option Holder may exercise his or her Option following the date of Termination of Service due to death or Disability; provided, however, that the maximum period of time during which the Option shall be exercisable following the date of Termination of Service due to death or Disability shall not exceed the original term of the Option and that notwithstanding any extension of time during which the Option may be exercised, the Option, unless otherwise amended by the Committee, shall only be exercisable to the extent the Option Holder was entitled to exercise the Option on the date of Termination of

Service due to death or Disability.  Any such extension shall be designed to conform to the requirements of Section 409A of the Code so as to avoid the imposition of additional income tax.

9.     Effect of Other Termination of Service.  Upon a Termination of Service for any reason (other than death or Disability), the unexercised Option may thereafter be exercised during the period ending 90 days after the date of such Termination of Service (subject to any earlier termination of the Option as provided in Section 5 herein), but only to the extent to which the Option was vested and exercisable at the time of such Termination of Service.  Notwithstanding the foregoing, the Committee may, in its sole discretion, either by prior written agreement with the Option Holder or upon the occurrence of a Termination of Service, accelerate the vesting of unvested Options held by the Option Holder if the Option Holder’s Termination of Service is without “cause” (as such term is defined by the Committee in its sole discretion) by the Company.

10.   Effect of Change of Control.  Subject to the terms this Section 10 and the Plan, in the event there occurs a Change of Control, the Option Holder shall have the right to exercise the Option from and after the date of the Change of Control, notwithstanding that such Option may not be fully exercisable or vested.

11.   Adjustments Upon Certain Events.

(a)   Adjustments upon Changes in Capitalization. Subject to any required action by the shareholders of the Company and subject to Section 10 of the Plan, the number and type of Shares covered by this Agreement, as well as the exercise or purchase price, shall be proportionately adjusted for any increase or decrease in the number of issued Shares resulting from a stock split, reverse stock split or combination or the payment of a stock dividend (but only on the Company’s common shares) or reclassification of the Company’s common shares or any other increase or decrease in the number of issued Shares effected without receipt of consideration by the Company. Such adjustment shall be made by the Committee in its sole discretion, which adjustment shall be final, binding and conclusive.

(b)   Dissolution or Liquidation.  In the event of the dissolution or liquidation of the Company, other than pursuant to subsection (c) hereof in connection with a Reorganization, the Option shall terminate as of a date to be fixed by the Committee, provided that not less than 30 days written notice of the date so fixed shall be given to the Option Holder, subject to any applicable laws, and the Option Holder shall have the right during such period to exercise the Option as to all or any part of the Option Shares covered hereby as to which the Option would then be exercisable.

(c)   Reorganization.  In the event of a Reorganization in which the Company is not the surviving or acquiring company, or in which the Company is or becomes a wholly-owned subsidiary of another company or entity after the effective date of the Reorganization, then (i) if there is no plan or agreement respecting the Reorganization (“Reorganization Agreement”) or if the Reorganization Agreement does not specifically provide for the change, conversion or exchange of the Option Shares under outstanding unexercised Options for securities of another corporation, then the Option shall terminate as provided in subsection (b) hereof; or (ii) if there is a Reorganization Agreement and if the Reorganization Agreement specifically provides for the change, conversion or exchange of the Option Shares under outstanding or unexercised Options for securities, cash or property of another corporation or entity, then the Committee shall adjust the Option Shares under such outstanding unexercised Options (and shall adjust the Option Shares which are then available to be granted, if the Reorganization Agreement makes specific provisions therefor) in a manner not inconsistent with the provisions of the Reorganization Agreement for the adjustment, change, conversion or exchange of such stock and such Options.

12.   Confidentiality and Non-Competition.

(a)           Confidentiality. During the period that Option Holder provides Services (as defined in the Plan) or engages in any other activity with or for the Company and for a two year period thereafter, Option Holder shall treat and safeguard as confidential and secret all Confidential Information (as defined in the Plan) received by Option Holder at any time. Without the prior written consent of the Company, except as required by law, Option Holder will not disclose or reveal any Confidential Information to any third party whatsoever or use the same in any manner except in connection with the businesses of the Company and its Subsidiaries. In the event that Option Holder is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or other process) to disclose (i) any Confidential Information or (ii) any information relating to his or her opinion, judgment or recommendations concerning the Company or its Subsidiaries as developed from the Confidential Information, Option Holder will provide the Company with prompt written notice of any such request or requirement so that the Company may seek an appropriate protective order or waive compliance with the provisions contained herein. If, failing the entry of a protective order or the receipt of a waiver hereunder, Option Holder is, in the reasonable opinion of his or her counsel, compelled to disclose Confidential Information, Option Holder shall disclose only that portion and will exercise best efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

(b)         Non-Competition.

(i)   During the period that Option Holder provides Services to the Company or its Subsidiaries, and for a two-year period thereafter, the Option Holder shall not, without prior written consent of the Committee, do, directly or indirectly, any of the following:  (A) own, manage, control or participate in the ownership, management, or control of, or be employed or engaged by or otherwise affiliated or associated with, any other corporation, partnership, proprietorship, firm, association or other business entity, or otherwise engage in any business which competes with the business of the Company or any of its Subsidiaries (as such business is conducted during the term Option Holder provides Services to the Company or its Subsidiaries) in the geographical regions in which such business is conducted; provided, however, that the ownership of a maximum of one percent of the outstanding stock of any publicly traded corporation shall not violate this covenant; or (B) employ, solicit for employment or assist in employing or soliciting for employment any present, former or future employee, officer or agent of the Company or any of its Subsidiaries.

(ii)   In the event any court of competent jurisdiction should determine that the foregoing covenant of non-competition is not enforceable because of the extent of the geographical area or the duration thereof, then the Company and the Option Holder hereby petition such court to modify the foregoing covenant to the extent, but only to the extent, necessary to create a covenant which is enforceable in the opinion of such court, with the intention of the parties that the Company shall be afforded the maximum enforceable covenant of non-competition which may be available under the circumstances and applicable law.

(c)           Failure to Comply.  Option Holder acknowledges that remedies at law for any breach by him or her of this Section 12 may be inadequate and that the damages resulting from any such breach are not readily susceptible to being measured in monetary terms. Accordingly, Option Holder acknowledges that upon his or her violation of any provision of this Section 12, the Company will be entitled to immediate injunctive relief and may obtain an order restraining any threatened or future breach. Option Holder further agrees, subject to the proviso at the end of this sentence, that if he or she violates any provision of this Section 12, Option Holder shall immediately forfeit any rights under this Agreement and shall return any Shares held by Option Holder received upon the vesting of Shares underlying the Award granted under this Agreement, together with any proceeds from sales of any Shares received upon the vesting of Shares underlying the Award. Nothing in this Section 12 will be deemed to limit, in any way, the remedies at law or in equity of the Company, for a breach by Option Holder of any of the provisions of this Section 12.

(d)           Notice.  Option Holder agrees to provide written notice of the provisions of this Section 12 to any future employer of Option Holder, and the Company expressly reserves the right to provide such notice to Option Holder’s future employer(s).

(e)           Severability. If any provision or part of any provision of this Section 12 is held for any reason to be unenforceable, (i) the remainder of this Section 12 shall nevertheless remain in full force and effect and (ii) such provision or part shall be deemed to be amended in such manner as to render such provision enforceable.

13.   Early Disposition of Stock.  Option Holder agrees that if he or she disposes of any Option Shares received under this Option within two (2) years after the Date of Grant or within one (1) year after such Option Shares were transferred to Option Holder, then Option Holder will notify the Committee of such disposition within thirty (30) days after the date of any such disposition and of the amount realized upon such disposition.

14.   Qualification as an Incentive Stock Option.  Option Holder understands that the Option is intended to qualify as an “incentive stock option” within the meaning of Section 422(b) of the Code.  Option Holder understands, further, that the Option Price for the Option Shares has been set by the Committee at a price that the Committee has determined to be not less than 100% (or, if Option Holder owned at the time of grant more than 10% of the voting securities of the Company, 110%) of the Fair Market Value (as defined in the Plan) of the Option Shares on the Date of Grant.

15.   Lock Up Agreement.  The Option Holder agrees that upon request of the Company or the underwriters managing any underwritten offering of the Company’s securities, the Option Holder shall agree in writing that for a period of time (not to exceed 180 days) from the effective date of any registration of securities of the Company, the Option Holder will not sell, make any short sale of, loan, grant any option for the purchase of, or otherwise dispose of any Option Shares issued pursuant to the exercise of the Option, without the prior written consent of the Company or such underwriters, as the case may be.

16.   Transfer of Shares.  The Option, the Option Shares, or any interest in either, may be sold, assigned, pledged, hypothecated, encumbered, or transferred or disposed of in any other manner, in whole or in part, only in compliance with the terms, conditions and restrictions as set forth in the governing instruments of the Company, applicable United States federal and state securities laws and the terms and conditions of this Agreement and the Plan.

17.   Expenses of Issuance of Option Shares.  The issuance of stock certificates upon the exercise of the Option in whole or in part, shall be without charge to the Option Holder.  The Company shall pay, and indemnify the Option Holder from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the exercise of the Option in whole or in part or the resulting issuance of the Option Shares.

18.   Withholding.  No later than the date of transfer of the Option Shares pursuant to the exercise of the Option granted hereunder (and in any event no later than three days after Option exercise), the Option Holder shall pay to the Company or make arrangements satisfactory to the Committee in any manner permitted by the terms of the Plan regarding payment of any federal, state or local taxes of any kind required by law to be withheld upon the exercise of the Option and the Company shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Option Holder, federal, state and local taxes of any kind required by law to be withheld upon the exercise of the Option.

19.   References.  References herein to rights and obligations of the Option Holder shall apply, where appropriate, to the Option Holder’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Option.

20.   Notices.  Any notice required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been given (a) when delivered if delivered in person, (b) three days after being sent by registered or certified mail, return receipt requested, postage prepaid, (c) one day after being sent for next business day delivery, fees prepaid, via a reputable nationwide overnight courier service, (d) on the date of confirmation of receipt of transmission by facsimile or (e) on the date of the notice being sent by e-mail at the e-mail address in the records of the Company, in each case to the intended recipient as set forth below (or to such other address, facsimile number, email address or individual as a party may designate by notice to the other parties):

If to the Company:

Helen of Troy Limited
One Helen of Troy Plaza
El Paso, Texas 79912
Attn.: General Counsel

If to the Option Holder:

or to such other address as either party may have furnished to the other in writing in accordance herewith, except that notices of change of address shall be effective only upon receipt.

21.           Governing Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to contracts made and to be performed in the State of Texas without regard to conflict of laws principles.

22.           Entire Agreement.  This Agreement and the Plan constitute the entire agreement among the parties relating to the subject matter hereof, and any previous agreement or understanding among the parties with respect thereto is superseded by this Agreement and the Plan.

23.           Counterparts.  This Agreement may be executed in two counterparts, each of which shall constitute one and the same instrument.

24.           Conflict.  To the extent the provisions of this Agreement conflict with the terms and conditions of any written agreement between the Company and the Option Holder, the terms and conditions of such agreement shall control.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the Date of Grant.

HELEN OF TROY LIMITED

By:
Name:
Title:

OPTION HOLDER

[Option Holder Name]